Exhibit 99.2

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Well positioned to become a leading supplier of intelligent edge solutions for the global IoT ecosystem

Minnetonka, MN – May 14, 2020 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global IoT intelligent edge products and services company, today announced financial results for the first quarter (“Q1”) ended March 31, 2020, including a discussion of results of operations by segment.

Management Comments for Q1 2020

“Overall sales performance in Q1 2020 was substantially affected by lower international sales, driven by the COVID-19 pandemic and continuing delays in education spending from our key JDL client. These declines were partially offset by higher sales from critical solutions for intelligent network edge products as we continued to execute our strategy of focusing on products and services for the rapidly growing IoT ecosystem,” said CSI’s Chief Executive Officer Roger H.D. Lacey. However, we ended Q1 2020 with substantially improved net income of $1.5 million as compared to a net income of $240,000 in Q1 2019, due in part to the sale of our remaining Suttle operating assets.”

Discussing results by segment, Mr. Lacey noted, “Although Transition Networks’ Q1 2020 total sales were lower than Q1 2019, due largely to weakness in international markets and lower sales for traditional products, our sales in the critical intelligent edge segment grew by 36% year-over-year. This growth reinforces our confidence in our transformational business strategy. Net2Edge’s Q1 2020 sales were slightly below last year’s due to delays in completing final test approval for an important new product for a key international carrier customer. JDL’s total sales were once again affected by funding delays in our large education customer; however, we learned in April 2020 that internal funding for these previously delayed JDL projects exceeding $6.0 million in value were approved by the education customer. We expect work on this project to begin before the end of Q2 2020 and continue into 2021.”

Mr. Lacey further commented, “Our growth strategy for 2020 and beyond is designed to make services an increasing proportion of future revenue which would be recurring, highly predictable and higher margin, along with expanding our client base both by building an ecosystem of partnerships and through acquisitions that can either increase CSI’s technical capabilities or scale market share and geographic reach.”

Our vision is to become a leading supplier of intelligent edge solutions for the global IoT ecosystem by:

•	Developing easy-to-use / easy-to-integrate applications and services for both domestic and international markets/clients and capturing market share.
•	Targeting disruptive solutions that address the growing demand from critical infrastructure initiatives, including security and surveillance, intelligent transportation, smart lighting, and smart cities, based on IoT intelligent edge products and services for governments, public and private corporations, and individuals around the globe.
•	Creating an organizational structure that achieves world-class productivity with cost-effective parameters driven by continuous improvement of processes and increasingly focused on recurring revenue models.

Management Comments on the Effects of the COVID-19 Pandemic

“Similar to many other companies doing business around the globe, our business was adversely impacted by the COVID-19 global pandemic. Thus far we have seen limited effect on our North American sales, but the impact on our international sales was much more significant,” said Mr. Lacey.

Mr. Lacey continued, “Currently, most of our daily operations continue largely uninterrupted thanks to early, proactive steps taken by our human resources & IT departments and senior management team to manage, respond and quickly adjust to this new operating and economic environment by enabling most of our workforce to operate remotely or in an appropriate socially distant environment. While the long-term impact of the COVID-19 pandemic will be primarily driven by the severity and duration of the pandemic, we believe that CSI is well positioned to manage through this challenging situation and most importantly take advantage of opportunities that might arise from growing demand for critical infrastructure services and products such as security and surveillance, data protection and intelligent transportation.”

“We ended Q1 2020 with working capital of $40.6 million, no debt and a cash, cash equivalents, and investments balance of $32.3 million; this well-capitalized balance sheet gives us the resilience and flexibility to react to potential challenges related to the COVID-19 pandemic and most importantly execute our mid- and long-term growth strategy.”

Q1 2020 Summary

•	Q1 2020 consolidated sales from continuing operations were $9.2 million compared to $11.2 million in Q1 2019, with first quarter year-over-year sales decreasing in all segments.
•	Q1 2020 consolidated gross profit decreased by 19% to $3.7 million from $4.6 million in the same period of 2019. Gross margin also declined to 40.8% in Q1 2020 from 41.2% in Q1 2019 driven by lower margins at JDL due to lower education sales.
•	Q1 2020 consolidated operating loss from continuing operations was $1.2 million compared to a Q1 2019 consolidated operating loss from continuing operations of $0.8 million.
▪	Transition Networks’ operating income was $216,000 as compared to operating income of $59,000 in Q1 2019.
▪	Net2Edge’s operating loss narrowed to $383,000 from an operating loss of $527,000 in Q1 2019.
▪	JDL Technologies’ operating loss was $121,000 compared to operating income of $491,000 in Q1 2019.
▪	Other operating expenses totaled $936,000 in Q1 2020 and included $319,000 of expenses originally allocated to Suttle that do not meet the criteria to be included in discontinued operations, compared to $844,000 of other operating expenses in Q1 2019, with $259,000 attributable to Suttle.
•	Other income from continuing operations in Q1 2020 was $411,000 and included a $308,000 gain on sale of assets, $22,000 of operating income on the transition services agreement with the buyer of the Suttle business, and investment income. This compared to $26,000 other income in Q1 2019.
•	Income from discontinued operations totaled $2.3 million in Q1 2020 and included a $2.2 million gain on the sale of the Suttle business. This compared to income from discontinued operations of $1.0 million Q1 2019.
•	Q1 2020 net income improved to $1.5 million, or $0.16 per diluted share, compared to a net income of $0.2 million, or $0.03 per diluted share, in Q1 2019.
•	At March 31, 2020, cash, cash equivalents, and investments totaled $32.3 million and working capital was $40.6 million.

Q1 2020 Segment Financial Overview

Transition Networks

(in 000s)	Three Months Ended March 31
	2020	2019
Sales	$8,164	$8,890
Gross profit	3,560	3,754
Operating income	216	59

Sales in North America increased by $532,000, or 8%, primarily due to a strong quarter for projects related to federal government contracts, partially offset by a decline in sales to one major telecommunications customer. International sales decreased by $1,258,000, or 64%, primarily due to an overall drop in demand for traditional products and the economic effects of the COVID-19 pandemic. Sales of intelligent edge solutions (IES)1 products increased by 36% or $828,000 due to higher sales for security and surveillance products and federal government orders. Traditional product sales decreased by 23% or $1,554,000 due mainly to a decline in media converter sales.

Gross profit on Q1 sales decreased to $3,560,000 as compared to $3,754,000 in the same period of 2019. Gross margin increased to 43.6% in Q1 2020 from 42.2% in Q1 2019 primarily due to higher sales of some lower margin media converter products in the prior period. Q1 2020 selling, general and administrative expenses decreased by 9% to $3,344,000, or 41.0% of sales, compared to $3,695,000, or 41.6% of sales, in the same period of 2019 due to reduced personnel expenses.

Transition Networks had operating income of $216,000 in Q1 2020 compared to operating income of $59,000 in Q1 2019.

1 IES refers to Transition Networks’ connectivity and power solutions that provide actionable intelligence at the edge of networks through Power over Ethernet (PoE) products, software, and services.

Net2Edge

(in 000s)	Three Months Ended March 31
	2020	2019
Sales	$424	$448
Gross profit	210	221
Operating income	(383)	(527)

Net2Edge’s sales decreased by 5% to $424,000 in Q1 2020 compared to $448,000 in the same period of 2019 primarily due to delays in completing final approval for a new product for a key Latin American customer as a result of their country-wide COVID-19 pandemic lock-down. Gross profit decreased by 5% to $210,000 in Q1 2020 compared to $221,000 in the same period of 2019. Gross margin increased slightly to 49.5% in Q1 2020 from 49.3% in Q1 2019. Q1 2020 selling, general and administrative expenses decreased by 21% to $593,000 compared to $748,000 in Q1 2019 due to a reduction in selling expenses and other cost saving measures. Net2Edge narrowed its operating loss to $383,000 in Q1 2020 compared to an operating loss of $527,000 in the same period of 2019.

JDL Technologies

(in 000s)	Three Months Ended March 31
	2020	2019
Sales	$827	$2,208
Gross profit	207	867
Operating (loss) income	(121)	491

JDL Technologies total sales decreased by 63% to $827,000 in Q1 2020 compared to $2,208,000 in the same period of 2019.

Revenues from the education sector decreased by $1,380,000 or 94% in Q1 2020 as compared to the 2019 first quarter due to ongoing funding related delays at our largest education customer. We recently learned that these projects, which have a total value exceeding $6.0 million, are back on track. Work on these projects will be commencing in Q2 2020 and continue into 2021. Commercial services sector sales to small and medium-sized businesses, primarily healthcare, grew by 18% in Q1 2020 as compared to Q1 2019.

In total, JDL gross profit decreased by 76% to $207,000 in Q1 2020 compared to $867,000 in the same period of 2019. Gross margin decreased to 25.0% in Q1 2020 compared to 39.3% in Q1 2019 due to the cost of maintaining the specialized education sector engineering team in anticipation of the pending projects beginning again in the second quarter of 2020. Selling, general and administrative expenses decreased by 13% in Q1 2020 to $328,000, or 39.7% of sales, compared to $376,000, or 17.0% of sales, in the same period of 2019 due to cost saving measures put in place.

JDL Technologies reported an operating loss of $121,000 in Q1 2020 compared to operating income of $491,000 in the same period of 2019.

Discontinued Operations – Suttle

On March 11, 2020, the Company announced the sale of the remainder of its Suttle business to Oldcastle Infrastructure in a transaction structured as an asset sale that included inventory, working capital, certain capital equipment, intellectual property, and customer relationships. Gross proceeds of $8.3 million including a working capital adjustment, resulted in an initial gain on the sale of $2.2 million during the quarter ended March 31, 2020. In connection with the transaction, the Company recorded $320,000 of restructuring expenses, primarily severance and employee benefits. The Company expects to record additional severance and employee benefit costs over the next six months as it completes its obligations under a transition services agreement. The Company retained ownership of three buildings in Hector, Minnesota, with two leased to Oldcastle Infrastructure, and also retained ownership of injection molding equipment, warehouse equipment and tools. The Company plans to sell the remaining assets after the transition services agreement ends by September 2020.

Financial Condition

CSI’s balance sheet at March 31, 2020 included cash, cash equivalents, and investments of $32.3 million, working capital of $40.6 million, and stockholders’ equity of $49.0 million.

Form 10-Q

For further information, please see the Company’s Form 10-Q, which will be filed on or about May 15, 2020.

About Communications Systems

Communications Systems, Inc., an IoT intelligent edge products and services company, provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service. CSI operates three business units: Transition Networks, Net2Edge and JDL Technologies. For more information visit: commsysinc.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions or partnerships. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of these risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:
Communications Systems, Inc.	The Equity Group Inc.
Mark D. Fandrich	Lena Cati
Chief Financial Officer	Vice President
952-582-6416	212-836-9611
mark.fandrich@commsysinc.com	lcati@equityny.com

Roger H. D. Lacey	Devin Sullivan
Chief Executive Officer	Senior Vice President
952-996-1674	212-836-9608
dsullivan@equityny.com

Selected Income Statement Data
	Unaudited
	Three Months Ended
	Mar. 31, 2020	Mar. 31, 2019
Sales	$9,162,742	$11,216,170
Gross profit	$3,737,147	$4,626,216
Operating loss from continuing operations	(1,223,743)	(821,379)
Operating loss before income taxes from continuing operations	(813,176)	(795,868)
Income tax benefit	(4,457)	(3,972)
Income from discontinued operations	2,313,352	1,032,009
Net income	$1,504,633	$240,113

Basic net income (loss) per share	$0.16	$0.03
Diluted net income (loss) per share	$0.16	$0.03
Cash dividends declared per share	$0.02	$0.02

Average basic shares outstanding	9,265,590	9,176,093
Average dilutive shares outstanding	9,445,299	9,176,093

Selected Balance Sheet Data
	Unaudited
	Mar. 31, 2020	Dec. 31, 2019
Total assets	$56,838,766	$59,150,712
Cash, cash equivalents & investments	32,340,714	24,057,160
Working capital	40,592,182	38,051,766
Property, plant and equipment, net	7,951,593	8,238,089
Long-term liabilities	276,006	408,386
Stockholders’ equity	48,962,702	47,392,282